Exhibit 99.1

EXPEDIA, INC. ANNOUNCES AGREEMENT TO ACQUIRE WOTIF GROUP

Adds Asia-Pacific Portfolio to Collection of Travel’s Most Trusted Brands

BELLEVUE AND BRISBANE, July 6, 2014 – Expedia, Inc. (NASDAQ: EXPE) today announced that it entered into an agreement to acquire Wotif.com Holdings Limited (Wotif Group) (ASX: WTF), an Australian-based online travel company, for total cash consideration of A$703 million or A$3.30 per share - a premium of approximately 30% to Wotif Group’s volume weighted average share price for the five trading days leading up to and including July 4, 2014 (equivalent to US$658 million or US$3.09 per share based on July 4, 2014 exchange rates).

“Wotif Group is well positioned in the Asia-Pacific region with a portfolio of leading travel brands,” said Dara Khosrowshahi, President and Chief Executive Officer, Expedia, Inc. “This acquisition will allow both companies to continue driving growth opportunities by leveraging the unique strengths each brings to the table. Wotif Group will add to our collection of travel’s most trusted brands and enhance our Asia-Pacific supply, while Expedia will expose Wotif Group’s customers to our extensive global supply and world-class technology,” Khosrowshahi added.

Wotif Group operates online travel brands in the Asia-Pacific region including, Wotif.com, lastminute.com.au, travel.com.au, Asia Web Direct, LateStays.com, GoDo.com.au and Arnold Travel Technology. Wotif Group recorded A$593 million in gross bookings (total transaction value) and A$76 million in revenue, in addition to generating 3.2 million room nights, during the six months ended December 31, 2013. Its multi-product portfolio focuses primarily on hotel and air, offering consumers more than 29,000 bookable properties in destinations around the world.

“Joining Expedia allows us to rapidly advance two of our strategic initiatives – strengthening offshore supply and improving our customer and supplier value propositions through enhanced technology,” said Scott Blume, Managing Director and Chief Executive Officer of Wotif Group. “We believe this will help solidify our position as the premier travel brand in Australia and New Zealand, grow our business across the Asia-Pacific region and increase our exposure and brand awareness to inbound international travellers,” added Blume.

The completion of the acquisition is subject to approval by the shareholders of Wotif.com Holdings Limited and other customary closing conditions, including applicable regulatory approvals. Subject to receipt of such approvals, the transaction is expected to close during the fourth quarter of 2014.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on Expedia, Inc. (“Expedia”) or Wotif.com Holdings Limited (“Wotif Group”), as appropriate, management’s expectations as of the date hereof and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Any statements that are not statements of historical fact (including statements containing the words “will,” “allow,” “believe,” “expects” or variations of such words, or similar expressions, or other comparable terminology) should also be considered forward-looking statements. Similarly, statements herein regarding the consummation and future impact of the Wotif Group transaction and other statements of Expedia or Wotif Group management’s beliefs, intentions or goals are also forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on Expedia’s results of operations, financial condition or the price of its stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the possibility that (i) we may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the transaction,

(ii) we may not receive approval by the shareholders of Wotif Group, (iii) the time required to consummate the proposed transaction may be longer than anticipated, (iv) the proposed transaction may involve unexpected costs, (v) the businesses may suffer as a result of uncertainty surrounding the proposed transaction, and (vi) the parties may be unable to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction, as well as other risks and important factors detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2013 and subsequent quarterly reports on Form 10-Q. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is one of the world’s largest travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com™, the online hotel reservation specialist in Europe

•	trivago®, a leading online hotel metasearch company with sites in 45 countries

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities and experiences in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts

•	CarRentals.com™, the premier car rental booking company on the web.

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2014 Expedia, Inc. All rights reserved. CST: 2029030-50

About Wotif.com Holdings Limited

Wotif Group operates leading online travel brands in the Asia Pacific region: Wotif.com, lastminute.com.au, travel.com.au, Asia Web Direct, LateStays.com, GoDo.com.au and Arnold Travel Technology, and a network of other travel content and destination websites, such as Phuket.com and Bangkok.com. Wotif.com launched in 2000, and listed on the Australian Securities Exchange in June 2006 as Wotif.com Holdings Limited, trading under the ASX code “WTF”. The Company has offices in Australia, including its head office in Brisbane, with additional offices in China, Indonesia, Malaysia, New Zealand, Singapore, Thailand, the United Kingdom and Vietnam. For more information, visit www.wotifgroup.com.

Expedia, Inc. Contacts
Investor Relations	Communications
001.425.679.3769	US: 001.425.679.7887
ir@expedia.com	Australia / New Zealand: 0407 911 389
press@expedia.com

Wotif.com Holdings Limited Contacts
Investor Relations	Communications
investors@wotifgroup.com	pr@wotifgroup.com

###